Exhibit 10

PARTNERSHIP INTEREST PURCHASE AGREEMENT

THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”) dated as of December 17, 2012 (“Effective Date”) is made and entered into by and between CSAT, L.P., a Delaware limited partnership (“Seller”), and WOODLAND SHOPPING CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Buyer”), with reference to the following recitals:
RECITALS
A.    Seller owns a 49.65% limited partnership interest and a .25% general partnership interest in Tampa Westshore Associates Limited Partnership, a Delaware limited partnership (the “Partnership”), which owns a retail shopping center named International Plaza located at 2223 N. West Shore Blvd., Tampa, Florida, together with all improvements located thereon (collectively, the “Property”).

B.    International Plaza Holding Company, LLC, a Delaware limited liability company (“IP Holding”) owns the remaining 50.1% partnership interest in the Partnership. IP Holding and Seller are the only partners of the Partnership pursuant to that certain Amended and Restated Agreement of Limited Partnership of Tampa Westshore Associates Limited Partnership, dated September 17, 1998, as amended by First Amendment dated November 22, 1999, and by Second Amendment dated December 23, 2001, and by Third Amendment dated January 8, 2008, and by Fourth Amendment dated December 28, 2010, and by Fifth Amendment dated November 4, 2011 (as amended, the “Partnership Agreement”).
C.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller's Partnership Interest (defined below) in the Partnership, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.    PURCHASE AND SALE OF THE SELLER INTEREST.
1.1    Sale and Purchase. At the Closing Date (defined in Section 3.1 below), Buyer shall purchase from Seller, and Seller shall sell, transfer, assign, and deliver to Buyer, all of Seller's .25% general partnership and 49.65% limited partnership interests in the Partnership (collectively, the “Seller Interest”), for an aggregate purchase price of Two Hundred Seventy-Five Million and 00/100 Dollars ($275,000,000.00) (the “Purchase Price”), subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein. In addition to the Purchase Price, if Buyer transfers all or any portion of the Seller Interest and/or if IP Holdings transfers all or any portion of its 50.1% partnership interest in the Partnership to an unrelated third party (“Subsequent Closing”) at any time within the eighteen (18) month period following the Closing Date, then within twenty (20) days after the closing date of such Subsequent Closing, Buyer shall pay Seller an additional amount determined by Buyer in its sole and absolute discretion (“Additional Consideration”); provided, however, that in no event shall the Additional Consideration be less than Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00), nor more than Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00).
1.2    Payment of Purchase Price. The Purchase Price, less any adjustments required herein, shall be paid in cash on the Closing Date by wire transfer of immediately available funds to Seller's designated bank account.
1.3    Deposit. Within three (3) business days after the Effective Date, Buyer shall deliver to Commonwealth Land Title Insurance Company / Lawyers Title, 1050 Wilshire Drive, Suite 310, Troy, Michigan 48084 (Attn: Maxine J. Lievois) (“Escrow Agent”) the sum of Ten Million and 00/100 Dollars ($10,000,000.00) as a non-refundable earnest money deposit (“Deposit”); provided, however, that the Deposit shall be returned to Buyer if the

Seller defaults hereunder or if the conditions to Closing set forth in Sections 2.1.1, 2.1.3, 2.1.4, 2.1.5 and/or 2.1.6 have not been satisfied or waived in writing on or before Closing (defined in Section 3.1). The Deposit shall be paid to Seller and credited against the Purchase Price due at Closing.
1.4    Admission as Partner of Partnership. Buyer and Seller hereby agree that at Closing, Buyer shall be admitted to the Partnership as a Partner (as defined in the Partnership Agreement) with respect to the Seller Interest for all purposes, and simultaneously with such admission, Seller shall have withdrawn as a Partner of the Partnership for all purposes. International Plaza Holding Company LLC agrees to execute this Agreement for the limited purpose of acknowledging its consent to the sale and transfer of the Partnership's Interest from Seller to Buyer, and the admission of Buyer as a Partner in the place and stead of Seller.
1.5    Lender Approval. Buyer and Seller each acknowledge that before Closing, certain approvals, opinion letters, and other matters may need to be obtained or consented to (the “Lender Approval”) in connection with a loan (“Loan”) made by Metropolitan Life Insurance Company (“Lender') to the Partnership, as borrower, as evidenced by that certain Amended, Restated and Renewal Promissory Note, dated November 4, 2011, between the Partnership, as Borrower, and the Lender, as Holder, and secured by, among other things, that certain Amended and Restated Mortgage, Security Agreement and Fixture Filing, dated November 4, 2011, between the Partnership, as Mortgagor, and the Lender, as Mortgagee (the “Mortgage”), including without limitation, certain transfer requirements set forth in Article X of the Mortgage. Buyer shall use commercially reasonably efforts to secure any Lender Approval which may be required under the Loan Agreement, and Seller shall cooperate with Buyer to secure all such approvals, including, without limitation, promptly executing and delivering all documents and materials reasonably requested by the Lender. In the event that the Buyer fails to obtain the Lender Approval on or before December 27, 2012, Buyer and Seller agree that the Closing will not occur.
1.6    Release.
1.6.1    Buyer specifically acknowledges and agrees that, except with respect to Seller's covenants, representations, warranties and obligations set forth in this Agreement (including, without limitation, Seller's covenants and obligations in Sections 1.6.3 and 7.1, and the Secured Indemnity Agreement (defined below)), Buyer, on behalf of itself and all of its managers, partners, officers, directors, employees, representatives and affiliated entities (collectively, the “Buyer Releasors”) hereby waives, releases and discharges any claim, liability, or damages of any kind (collectively, the “Claims”) which Buyer Releasors have, might have had or may have against Seller and all of Seller's managers, advisors, partners, shareholders, officers, directors, employees, representatives and affiliated entities with respect to (i) the Disclaimed Matters (defined in Section 6.1), and (ii) Claims involving Seller, the Partnership, International Plaza or the Property arising before or after the Closing Date.
1.6.2    Seller specifically acknowledges and agrees that, except with respect to Buyer's covenants, representations, warranties and obligations set forth in this Agreement, Seller, on behalf of itself and all of its managers, partners, officers, directors, employees, representatives and affiliated entities (collectively, the “Seller Releasors”) hereby waives, releases and discharges any claim, liability, or damages of any kind which Seller Releasors have, might have had or may have against the Partnership, International Plaza Holding Company, LLC, International Plaza, Buyer and all of their respective managers, advisors, partners, shareholders officers, directors, employees, representatives and affiliated entities with respect to Claims involving Buyer, the Partnership, International Plaza Holding Company, LLC, International Plaza or the Property arising before the Closing Date.
1.6.3    Notwithstanding anything to the contrary contained herein, Seller acknowledges, confirms and covenants that Seller shall retain complete responsibility and liability for, and shall satisfy, any and all claims, actions, proceedings, damages, liabilities, obligations, fines, penalties, interest, costs and expenses, including, without limitation, attorneys' fees, regardless of whether made before or after Closing, relating to or arising out of any claim by any party relating to the Seller Interest or the consideration paid from Buyer to Seller pursuant to the terms hereof (collectively, the “Retained Seller Liabilities”), and in no event shall Buyer, any direct or indirect owner of Buyer, any affiliate or subsidiary of the foregoing, or any of their respective partners, members, shareholders, managers, advisors, officers, directors, employees or representatives (collectively, the “Indemnified Parties”) have any liability or obligations in any respect relating thereto. Seller hereby covenants and agrees that it shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Retained Seller Liabilities, and the Indemnified Parties shall fully cooperate with Seller's counsel in Seller's defense of same. The Indemnified Parties shall have the right to designate legal counsel (subject to the approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed), consultants and experts to defend any such claim relating to Retained Seller Liabilities and any litigation resulting therefrom, and Seller shall fully cooperate with the Indemnified Parties' counsel in connection therewith. As further security for the obligations of Indemnitors under this Section 1.6.3, Seller shall, prior to Closing, deliver to Buyer a Secured Indemnity Agreement to secure the timely performance and payment of Seller's post-Closing covenants and obligations under this Agreement, including, without limitation, Sections 1.6.3 and 7.1, having terms, conditions and provisions, including, without limitation, the obligation of Seller to post a letter of credit as collateral, all of which shall be acceptable to Buyer in its sole discretion (collectively, the “Secured Indemnity Agreement”). The Indemnified Parties are third party beneficiaries of, and may directly enforce, Seller's obligations under this Section 1.6.3 and the Secured Indemnity Agreement. This Section 1.6.3 shall survive Closing indefinitely.
2.    CONDITIONS TO CLOSING.
2.1    The following conditions to Closing (“Buyer's Conditions”) must be satisfied or waived in writing in Buyer's reasonable discretion on or before the Closing Date:
2.1.1    Seller shall sell, transfer, assign, and deliver the Seller Interest at Closing to Buyer free and clear of any Encumbrance. For purposes of this Agreement, the term “Encumbrance” means any lien, mortgage, security interest, pledge, charge, encumbrance, lawsuit, proceeding, arbitration or any restriction on transfer, right of first refusal, right of first offer, put right, redemption right, option, warrant, voting agreement, conditional sale or other title retention device or arrangement for the purpose of the payment of any indebtedness or otherwise.
2.1.2    The Lender Approval shall have been obtained.
2.1.3    Seller shall have delivered to Buyer a certificate of non-foreign status in the form provided in Treasury Regulations Section 1.1445-2(b) certifying that Seller is a not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.
2.1.4    All of Seller's representations and warranties shall be true and correct at Closing.
2.1.5    Seller shall deliver to the Escrow Agent certified copies of Seller's organizational documents, a current certificate of good standing of Seller, Seller's limited partnership agreement, a UCCPlus Owners Affidavit, and such other documentation as the Escrow Agent may reasonably require to issue a UCCPlus Owner's Policy issued by Chicago Title Insurance Company through the National Commercial Services office of Fidelity National Title Insurance Company, 1050 Wilshire Drive, Suite 310, Troy, Michigan 48084, Attention Maxine Lievois (the “UCC Policy”).
2.1.6    Seller shall have delivered to Buyer the Secured Indemnity Agreement, together with the Letter of Credit required pursuant to the terms thereof.
2.2    The following conditions to Closing (“Seller's Conditions”) must be satisfied or waived in writing in Seller's reasonable discretion on or before the Closing Date:
2.2.1    The Lender Approval shall have been obtained.
2.2.2    All of Buyer's representations and warranties shall be true and correct at Closing.
3.    CLOSING.
3.1    Closing Date. The closing of the sale and purchase of the Seller Interest (the “Closing”) shall take place on a date that is two (2) business days after the waiver or satisfaction of Buyer's Conditions and Seller's Conditions (“Closing Date”), but in no event later than December 28, 2012 at the offices of Escrow Agent, or such other place and time as the parties may mutually agree in writing. The purchase and sale of the Seller Interest will be completed with the assistance of Escrow Agent and Buyer and Seller agree to execute any instructions reasonably required by the Escrow Agent in connection therewith, including disposition of the Deposit in the event of a dispute among the parties. If there is a conflict between any Escrow Agent instructions and this Agreement, the terms of this Agreement will govern. In the event of any dispute regarding disposition of the Deposit pursuant to the terms hereof, Buyer and Seller agree that the Deposit will be held in escrow until the dispute is resolved by mutual agreement, court order or otherwise.
3.2    Deliveries and Obligations at Closing. At the Closing, the parties shall make the following deliveries:
3.2.1     Seller shall deliver to Buyer (i) an Assignment of the Seller Interest in the form attached hereto as Exhibit B (the “Assignment”) duly executed on behalf of Seller, (ii) the Secured Indemnity Agreement duly executed on behalf of Seller, and (iii) the Escrow Agreement duly executed on behalf of Seller.
3.2.2     Seller and Buyer shall deliver to each other copies of entity resolutions, certificates of good standing and/or other documents as are reasonably requested to evidence authorization and entity status in connection with this transaction;
3.2.3     Buyer shall deliver to Seller: (i) such documentation reasonably required by the Partnership pursuant to Article VI of the Partnership Agreement with respect to transfers of Partnership interests of the Partnership, duly executed by Buyer, (ii) the Assignment duly executed on behalf of Buyer, (iii) the Secured Indemnity Agreement duly executed on behalf of Buyer, and (iv) the Escrow Agreement duly executed on behalf of Buyer.
3.2.4     Buyer shall pay the Purchase Price to Seller through Escrow Agent by wire transfer of immediately available funds.
3.2.5     The cost of the transactions contemplated herein shall be allocated between the parties as follows: (i) each of Seller and Buyer shall pay their own legal, accounting and other professionals' fees and expenses, and any title insurance or other transfer expenses incurred by a party which is not otherwise prorated herein; (ii) Seller shall pay any amount due Eastdil Secured, L.L.C. as well as any stamp, transfer, and similar transactional taxes which may be due as a result of the sale of Seller's Interest; (iii) Buyer and Seller shall pay shall pay equal amounts of the actual costs incurred in obtaining the Lender Approval; and (iv) Buyer and Seller shall pay equal amounts of the Escrow Agent's fee for handling the Closing.
3.2.6     Monthly distributions payable to the Partners under the Partnership Agreement (individually, a “Monthly Distribution”) are calculated for periods extending from the 10th day of a calendar month through the 10th day of the immediately succeeding calendar month. The Monthly Distribution, if any, payable to Seller for the period from November 10, 2012 through December 10, 2012, shall be paid to Seller on or about December 15, 2012. If the Closing Date is on or after December 11, 2012, the final Monthly Distribution due to Seller shall be prorated based on the actual number of days which have elapsed from December 10, 2012 up through and including the Closing Date, and such prorated final Monthly Distribution shall be made to Seller on or about January 15, 2013.

3.2.7     Seller and Buyer shall execute and deliver such other documents as are customary and necessary to consummate the transaction contemplated hereby, including any documentation which may be required under Article VI of the Partnership Agreement.
3.2.8     A closing statement mutually agreed upon and executed by Buyer, Seller and Escrow Agent.
3.2.9    Seller shall deliver to Escrow Agent the documents reasonably requested by Escrow Agent for the issuance of the UCC Policy.

3.2.10    Seller shall certify that all representations and warranties of Seller herein are true, complete and correct as of the Closing Date.
4.    REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants as follows:
4.1    Organization. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware.
4.2    Authorization. Seller has all necessary power and authority under its partnership agreement to enter into, execute and deliver this Agreement and the Assignment and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Assignment and the performance by Seller of its obligations and agreements hereunder and thereunder have been duly authorized by all necessary partnership action.

4.3    Valid Issuance of the Seller Interest. The Seller Interest has been duly and validly issued and, when assigned to Buyer and delivered in accordance with the terms of this Agreement upon payment of the Purchase Price, shall be free of any Encumbrance.
4.4    Record Owner. Seller is the record owner of and has valid title to the Seller Interest, and subject to compliance with the Partnership Agreement and the Mortgage, has the absolute right, power and authority to sell, assign, transfer and deliver the Seller Interest to Buyer free and clear of any Encumbrance. The Seller Interest represents all of the issued and outstanding Partnership Interest (as defined in the Partnership Agreement) of the Partnership owned by Seller, and Seller has not previously sold, pledged, transferred, encumbered or otherwise disposed of (or contracted to do any of the foregoing) any Partnership Interest, or any part thereof, including without limitation the right to receive distributions or other equity interests in the Partnership.
4.5    No Conflicts. The execution of this Agreement and the Assignment by Seller, and the consummation by Seller of the transactions contemplated by this Agreement, will not (a) conflict with or result in any breach of any provision of the articles of incorporation of Seller, or (b) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, modification, cancellation or acceleration, under, or require the payment of any penalty, premium or other amount under, any agreement to which Seller is a party or subject, or result in the creation of any Encumbrance upon the Seller Interest.
4.6    Suits; Proceedings. There are no actions, suits, proceedings, arbitrations or other litigation pending or, to Seller's knowledge, threatened, by or against Seller with respect to the Seller Interest or this Agreement or in connection with the transactions contemplated hereby.
5.    REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants that:
5.1    Organization. Buyer is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Delaware.

5.2    Authorization. Buyer has all necessary power and authority under its partnership agreement to enter into, execute and deliver this Agreement and the Assignment and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Assignment and the performance by the Buyer of its obligations and agreements hereunder and thereunder have been duly authorized by all necessary partnership action.

5.3    Experience and Financial Resources. Buyer has the resources, knowledge, and experience required to timely complete all due diligence contemplated by this Agreement and is capable of evaluating the merits and risks of its purchase of the Seller Interest, and has the ability to bear the economic risks of that purchase as a Partner of the Partnership.

5.4    Investment. Buyer understands that the Seller Interest have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act of 1933, as amended (“Securities Act”) and under similar exemptions of applicable state securities laws, which exemptions depend upon, among other things, the bona fide nature of the investment intent as expressed herein. Buyer understands and acknowledges that the sale of the Seller Interest pursuant to this Agreement will not be registered under the Securities Act, nor under state securities laws, on the ground that the sale provided for in this Agreement is exempt from the registration requirements of the Securities Act and any applicable state securities laws.
5.5    No Transferability. Buyer acknowledges that under the Partnership Agreement the Seller Interest may only be transferred with the unanimous consent of the Partners of the Partnership or as otherwise permitted by the Partnership Agreement. Buyer further acknowledges that transfer of the Seller Interest may not be allowed unless done pursuant to the Securities Act and any applicable state securities laws or unless an exemption from such registration is available and the transfer thereof is otherwise permitted by and complies with the Partnership Agreement.
5.6    No Public Market. Buyer understands that no public market may now exist for the Seller Interest and that there may never be a public market for the Seller Interest.
5.7    Accredited Investor. Buyer is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to Partnership or Seller such further assurances of such status as may be reasonably requested by Partnership or Seller.
5.8    Access to Data. As of the Effective Date, Buyer has received and reviewed all information it has requested from Seller regarding the Seller Interest, the Partnership, the Partnership Agreement, International Plaza, and all other issues pertaining to the transactions provided for herein and has had an opportunity to discuss the Partnership's and International Plaza's business, management and financial affairs with its management and to review and fully inspect the Property and all other property, leases, assets and liabilities of the Partnership and International Plaza, and other relevant information in therewith. Buyer understands that Seller makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any person other than Seller, except as expressly provided in this Agreement.
6.    SELLER INTEREST SOLD “AS‑IS. Buyer acknowledges and agrees that:
6.1    No Side Agreements or Other Representations. No person acting on behalf of Seller is authorized to make, and by execution hereof, Buyer acknowledges that no person has made any representation, agreement, statement, warranty, guarantee or promise regarding the Seller Interest or the zoning, construction, physical condition or other status of the Property, except as may be expressly set forth in this Agreement, the Secured Indemnity Agreement and/or the Assignment. Except the Secured Indemnity Agreement and/or the Assignment, no representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller which is not contained in this Agreement or any instruments, documents or agreements executed in connection herewith will be valid or binding on Seller. Other than Seller's covenants and obligations under Section 1.6.3, Seller's covenants and obligations in the Secured Indemnity Agreement, and the Seller's representations and warranties made in Section 4 of this Agreement and in the Assignment, Seller makes no express or implied warranty or representation whatsoever as to the Seller Interest, or as to any matters of zoning, acreage, tax consequences, physical or environmental condition, valuation, governmental approvals or regulations, or any other matter or thing relating to or affecting the Seller Interest or the Property (collectively, the “Disclaimed Matters”).
6.2    AS‑IS Purchase. Buyer represents and warrants to Seller that as of the Closing Date, Buyer will have independently and personally reviewed the Seller Interest and inspected and completed its due diligence regarding the Property and will have satisfied itself as to the condition of the Seller Interest and also the Property and the suitability of same for Buyer's intended use. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SECURED INDEMNITY AGREEMENT AND/OR THE ASSIGNMENT, THE SALE OF THE SELLER INTEREST IS AND WILL BE MADE ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE DISCLAIMED MATTERS. THIS COVENANT SHALL

SURVIVE CLOSING. The Purchase Price has been negotiated with the mutual understanding that Buyer is purchasing the Seller Interest AS‑IS, but with the covenants, obligations, representations and warranties set forth in this Agreement, the Secured Indemnity Agreement and the Assignment. Buyer specifically acknowledges and agrees that, except with respect to Seller's covenants and obligations in Section 1.6.3, Seller's representations and warranties set forth in Section 4 of this Agreement and/or in the Assignment, and Seller's covenants and obligations in the Secured Indemnity Agreement, Buyer, on behalf of itself and all of its partners, officers, employees, representatives and affiliated entities hereby waives, releases and discharges any claim it has, might have had or may have against Seller with respect to the Disclaimed Matters.

7.    REMEDIES OF BUYER AND SELLER.
7.1    Seller Default; Buyer Remedies.
(a)    If Closing and the consummation of the transaction contemplated by this Agreement do not occur by reason of default by Seller, and Buyer has complied with its obligations herein and has given written notice to Seller of such default, then Buyer will be entitled to either (i) terminate this Agreement by written notice to Seller and obtain the return of its Deposit and any interest accrued thereon, and Seller shall reimburse Buyer for its actual costs in connection with this transaction (and upon payment thereof, neither party shall have any further obligation to or rights against the other except any rights or obligations of either party which are expressly stated to survive termination of this Agreement), or (ii) seek specific performance within the applicable statute of limitation periods, subject to any and all defenses of Seller to any such action. If Buyer is denied the remedy of specific performance by a court of competent jurisdiction, then Buyer may seek from Seller the actual damages, costs, and expenses (including reasonable attorneys' fees) which Buyer alleges to have suffered as a consequence of such default, provided that Buyer will not be entitled to obtain punitive or consequential damages. Except (x) in the case of fraud or intentional misrepresentation, (y) Seller's covenants and obligations under Section 1.6.3 and/or the Secured Indemnity Agreement, and (z) any breach of the representations and warranties set forth in Sections 4.4 and/or 4.6 above, for which there is no limit on liability; Seller's liability after Closing for the breach of any representations, warranties or covenants set forth in this Agreement shall not exceed $30,000,000.00. Seller's covenant, liabilities and obligations under this Section 7.1 shall be secured by the Secured Indemnity Agreement. In the event of a Seller default, all escrow cancellation costs shall be paid by Seller.
(b)    Notwithstanding the foregoing, if Closing and the consummation of the transaction contemplated by this Agreement do not occur due to any reason not in the control of Seller, an affiliate thereof, or Dick Corbett, then in lieu of the remedy of specific performance available to Buyer in Section 7.1(a) above, Seller shall (i) immediately pay to Buyer liquidated damages in the amount of Ten Million and 00/100 Dollars ($10,000,000.00), and (ii) in the event Seller sells all or any portion of the Seller Interest to Buyer, IP Holding (or any affiliate or designee thereof pursuant to IP Holding's right of first refusal in the Partnership Agreement or otherwise) or a third party (“Alternative Sale”) at any time prior to December 31, 2014, then at the closing of such Alternative Sale, Seller shall pay to Buyer as additional liquidated damages an amount equal to 50% of the difference between (Y) the net after tax proceeds received by Seller in connection with such Alternative Sale, minus (Z) the net after tax proceeds Seller would have received if the transaction contemplated in this Agreement would have closed in 2012, less the $10,000,000 previously paid from Seller to Buyer pursuant to subparagraph (i) above (for purposes of the foregoing calculation, taxes shall be calculated based on the assumption that Seller is an individual taxpayer and had no taxable income or loss other than gain from sale of the Seller Interest in the Partnership, and that the entire gain is taxable at the highest combined individual federal and applicable state income tax rates applicable to (i) capital gain under Section 1(h)(1)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), or any Treasury Regulations promulgated under such sections of the Code and the equivalent sections of the applicable state income tax statutes (the “State Statutes”), (ii) ordinary income under Section 1 of the Code and the equivalent provision of the State Statutes, or (iii) the recapture of depreciation as unrecaptured section 1250 gain on real property under Section 1(h)(1)(D) of the Code and the equivalent provision of the State Statutes, if any (depending on whether the gain constitutes capital gain, ordinary income, or unrecaptured section 1250 gain) in effect in the taxable year); provided, however, that in no event shall the total amount payable from Seller to Buyer under this Section 7.1(b) with respect to an Alternative Sale exceed $22,500,000. This Section 7.1(b) shall survive Closing indefinitely. All amounts due from Seller under this Section 7.1(b) not paid within thirty (30) days after Seller's receipt of written demand from Buyer shall accrue interest at a rate equal to the prime rate announced by Comerica Bank, N.A. from time to time plus four percent (4%), compounded annually until paid in full; provided, however, that if the foregoing calculation yields an interest rate in excess of the maximum rate which is allowed under the usury laws of the State of Delaware, then the maximum rate shall be substituted in lieu thereof.
(c)    The foregoing shall not be deemed a waiver or limitation of any right or remedy either party may have for a beach by the other party of a representation, warranty or covenant contained in this Agreement that is intended to survive Closing or that is intended to be performed on a post-Closing basis. This Section 7.1(c) shall survive Closing indefinitely.
7.2    Buyer's Default; Seller Remedies. If Closing and the consummation of the transaction herein contemplated does not occur as herein provided by reason of a breach by Buyer of its obligations herein, and Seller has complied with its obligations herein and given a written notice to Buyer of such breach, and Buyer thereafter fails to complete the purchase of the Seller Interest within three (3) days after Seller's notice, Seller may terminate this Agreement by written notice to Buyer. Buyer and Seller agree that it would be impractical and extremely difficult to estimate the damages suffered by Seller as a result of Buyer's breach and failure to complete the purchase of the Seller Interest pursuant to this Agreement, and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this Section represent a reasonable estimate of the damages which Seller will incur as a result of such failure. Therefore, Buyer and Seller hereby agree that a reasonable estimate of the total damages that Seller would suffer in the event that Buyer defaults and fails to complete the purchase of the Seller Interest is an amount equal to the Deposit (which includes any accrued interest thereon earned in escrow). Said amount will be the full, agreed and liquidated damages for the breach and failure to close by Buyer, and after prompt payment thereof to Seller, neither party shall have any further obligation to or rights against the other except any rights or obligations of either party which are expressly stated to survive termination of this Agreement. In the event of a Buyer default, all escrow cancellation costs shall be paid by Buyer. In the event Seller successfully brings suit or action to enforce the foregoing liquidated damages provision, Seller shall be entitled to recover from Buyer its actual attorneys' fees, court costs and litigation expenses in connection therewith.
8.    ASSIGNMENT. Buyer will not assign this Agreement without obtaining Seller's prior written consent, which consent may be withheld by Seller in its sole and absolute discretion for any reason whatsoever; provided, however, that Buyer may, without the consent of, but upon notice to, Seller, assign this Agreement to an affiliate of Buyer. Any attempted unpermitted assignment without Seller's prior written consent will, at Seller's option, be voidable and constitute a material breach of this Agreement. If Seller consents to an assignment, the assignment will not be effective against Seller until Buyer delivers to Seller a fully executed copy of the assignment instrument, which instrument must be satisfactory to Seller in both form and substance and pursuant to which the assignee assumes and agrees to perform for the benefit of Seller the obligations of Buyer under this Agreement, and pursuant to which the assignee makes the warranties and representations required of Buyer under this Agreement and such other representations and warranties as Seller may reasonably require.
9.    GENERAL PROVISIONS.
9.1    Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to any provisions thereof relating to conflicts of laws.
9.2    Survival. The representations and warranties made in Section 4 and Section 5 herein shall survive the Closing for a period of one year, whereupon they shall cease and be of no further force and effect. Notwithstanding the foregoing, Seller's obligations under Sections 1.6.3 and 7.1 and Seller's representations and warranties set forth in Sections 4.4 and 4.6 above shall survive the Closing indefinitely.
9.3    Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement shall not be construed so as to confer any right or benefit on any party not a party hereto, other than the parties' respective successors, assigns, heirs, executors and administrators.

9.4    Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersedes all prior agreements and understandings relating thereto. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.
9.5    Notices. All notices under this Agreement shall be sufficiently given for all purposes if made in writing and delivered personally, sent by overnight delivery service or, to the extent receipt is confirmed, by fax, email or other electronic transmission, to addresses stated in the Partnership Agreement, or such other address and to the attention to such other person as a party may designate in writing.
9.6    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of the other party under this Agreement shall impair any such right, power or remedy of the party asserting the breach or default, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.
9.7    Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one party, which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one agreement. Transmission of executed counterparts of this Agreement between the parties by electronic mail or fax shall be as effective as delivery of executed originals of this Agreement.
9.8     Partial Invalidity. If any term or provision of this Agreement shall be deemed to be invalid or unenforceable to any extent, the remainder of this Agreement will not be affected thereby, and each remaining term and provision of this Agreement will be valid and be enforced to the fullest extent permitted by law.
9.9    Further Assurances. Upon the reasonable request of either Seller or Buyer, both Seller and Buyer shall execute and deliver to the Partnership a copy of the Assignment and other instruments as may be reasonably requested by the requesting party to effectuate completely the transfer and assignment contemplated herein.
9.10    Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

9.11    Construction. This Agreement has been prepared by Seller and its professional advisors and reviewed by Buyer and its professional advisors. Seller and Buyer and their respective advisors believe that this Agreement is the product of all of their efforts, that it expresses their agreement and that it should not be interpreted in favor of or against either Buyer or Seller on the assumption the Agreement was drafted by only one party. The parties further agree that this Agreement will be construed to effectuate the normal and reasonable expectations of a sophisticated Seller and Buyer.

9.12    Confidentiality. Unless otherwise agreed to in writing by Seller and Buyer, each party will keep confidential this Agreement, all documents, financial statements, reports or other information provided to, or generated by the other party relating to the Seller Interest and will not disclose any such information prior to the Closing Date (or, if the Closing does not occur as contemplated herein, prior to the first anniversary of the Effective Date) to any person without the express prior written consent of the party giving the information, other than (a) those employed by Seller or Buyer; (b) those who are actively and directly participating in the evaluation of the Seller Interest and the negotiation and execution of this Agreement, or financing of the purchase of the Seller Interest, or involved in the Lender Approval; (c) governmental, administrative, regulatory or judicial authorities in the investigation of the compliance of the Seller Interest with applicable legal requirements; (d) those persons to whom disclosures are required by applicable law, provided that the scope of such required disclosures does not exceed that required by such applicable law, or the rules of the New York Stock Exchange or the Securities and Exchange Commission; and (e) in connection with any legal proceedings relating to this Agreement. The provisions of this Section will survive the termination of this Agreement other than by Closing.

9.13    Professional Fees. Notwithstanding anything to the contrary, if any action be commenced (including an appeal thereof) to enforce any of the provisions of this Agreement or to enforce a judgment, whether or not such action is prosecuted to judgment (“Action”), then the unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys' fees and costs, court costs and reimbursements for any other expenses incurred in connection therewith, and as a separate right, severable from any other rights set forth in this Agreement, the prevailing party therein shall be entitled to recover its reasonable attorneys' fees and costs incurred in enforcing any judgment against the unsuccessful party therein, which right to recover post‑judgment attorneys' fees and costs shall be included in any such judgment. The right to recover post‑judgment attorneys' fees and costs shall (1) not be deemed waived if not included in any judgment, (2) survive the final judgment in any Action, and (3) not be deemed merged into such judgment. The rights and obligations of the parties under this Section 9.13 shall survive the termination of this Agreement.

Signature Page Follows Below

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:	CSAT, L.P., a Delaware limited partnership By:CSAT, Inc., a Delaware corporation, general partner
	By:	/s/ Richard A. Corbett
	Its:	President

BUYER:	WOODLAND SHOPPING CENTER LIMITED PARTNERSHIP, a Delaware limited partnership
	By:	/s/ Simon Leopold
	Its:	Authorized Signatory

IP HOLDING:

The undersigned, by its signature below and as Managing General Partner of the Partnership, agrees to be bound by the terms of Sections 1.4 and 3.2.6 of the aforementioned Agreement.

International Plaza Holding Company, LLC,
a Delaware limited liability company

By:	Chris B. Heaphy
Its:	Authorized Signatory

EASTDIL:

The undersigned, by its signature below, agrees to be bound by the terms of Section 9.12 (Confidentiality) and Section 9.13 (Professional Fees) provisions of the aforementioned Agreement

EASTDIL SECURED, L.L.C.,
a New York limited liability company

By:	/s/ Christopher P. Hoffman
Name:	Christopher P. Hoffman
Title:	Senior Managing Director

EXHIBIT A
ASSIGNMENT OF PARTNERSHIP INTEREST

THIS ASSIGNMENT OF PARTNERSHIP INTEREST (this “Assignment”), dated as of _______________, 2012 (the “Effective Date”) is made and entered into by and between CSAT, L.P., a Delaware limited partnership (“Seller”), and WOODLAND SHOPPING CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Assignee”).
FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Seller hereby assigns to Assignee all of Seller's right, title, and interest in and to its general partnership and limited partnership interests in Tampa Westshore Associates Limited Partnership, a Delaware limited partnership.

As of the Effective Date, Assignee hereby agrees to perform all of the obligations accruing from and after the Effective Date of a Partner under the Amended and Restated Agreement of Limited Partnership of Tampa Westshore Associates Limited Partnership, dated September 17, 1998, as amended by First Amendment dated November 22, 1999, and by Second Amendment dated December 23, 2001, and by Third Amendment dated January 8, 2008, and by Fourth Amendment dated December 28, 2010, and by Fifth Amendment dated November 4, 2011 (as amended, the “Partnership Agreement”).

Except for the representations and warranties provided in Section 4 of the Partnership Interest Purchase Agreement dated ________________, 2012 between Seller and Assignee, which are hereby incorporated by reference and restated as if fully set forth herein, this Assignment is without representations or warranties of any kind.
This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Assignment shall be governed by, and construed under, the laws of the State of Delaware. This Assignment may be executed in counterparts, all of which when taken together shall constitute one original fully executed Assignment.

IN WITNESS WHEREOF, this Assignment has been duly executed by the parties below effective as of the Effective Date.

SELLER:	CSAT, L.P., a Delaware limited partnership By:CSAT, Inc., a Delaware corporation, general partner By: Its:
ASSIGNEE:	WOODLAND SHOPPING CENTER LIMITED PARTNERSHIP, a Delaware limited partnership By: Its:Authorized Signatory